EX 11.1

CHESAPEAKE CORPORATION AND SUBSIDIARIES

COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK

for the three years ended December 31, 2000

(Amounts in millions, except for per share amounts)
	2000	1999	1998
Basic:
Weighted average number of common shares outstanding	15.8	20.1	21.2
Income (loss) from continuing operations	$11.2	$46.1	$(2.4)
Discontinued operations:
(Loss) income	(33.4)	10.6	36.4
(Loss) gain on disposal of	(43.6)	194.1	-
Cumulative effect of accounting change	-	-	13.3
Extraordinary item	(1.5)	-	-
Net (loss) income	$(67.3)	$250.8	$47.3
Per share amount:
Earnings from continuing operations	$0.71	$2.29	$(0.11)
Discontinued operations	(4.87)	10.19	1.71
Cumulative effect of accounting change	-	-	0.63
Extraordinary item	(0.10)	-	-
Earnings	$(4.26)	$12.48	$2.23
Diluted:
Weighted average number of common shares outstanding	15.8	20.1	21.2
Net additional common shares issuable upon exercise of dilutive options, determined by treasury stock method using the average price	.2	.3	-
Common shares, equivalents and other potentially dilutive securities	16.0	20.4	21.2
Income (loss) from continuing operations	$11.2	$46.1	$(2.4)
Discontinued operations:
(Loss) income	(33.4)	10.6	36.4
(Loss) gain on disposal	(43.6)	194.1	-
Cumulative effect of accounting change	-	-	13.3
Extraordinary item	(1.5)	-	-
Net (loss) income	$(67.3)	$250.8	$47.3
Per share amount:
Earnings from continuing operations	$0.70	$2.26	$(0.11)
Discontinued operations	(4.81)	10.03	1.71
Cumulative effect of accounting change	-	-	0.63
Extraordinary item	(0.09)	-	-
Earnings	$(4.20)	$12.29	$2.23